Exhibit 4.246

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 142344 dated April 15, 2016

For Rendering

Data Communication Services, Except for Data Communication Services for Voice Transmission

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number

of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027700149124

Taxpayer Identification

Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until April 15, 2026

This license is granted by decision of the licensing body - Order dated April 15, 2016 No. 175-рчс

Appendix being an integral part of this license is executed on 4 sheets.

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 079244

Appendix to the license No. 142344

License Requirements

1.                  Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [Primary State Registration Number] 1027700149124                                                                                                                                               INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.                  The licensee shall commence provision of telecommunications services under this license on or before April 15, 2017.

3.                  The licensee shall provide data communication services, except for data communication services for voice transmission, via networks of LTE standard and its subsequent modifications using the radio-frequency bandwidth 2595-2620 MHz under this license throughout the territory of Russian Federation, except for Moscow, Moscow Region, Republic of Crimea and Sevastopol.

4.                  Under this license the licensee shall provide a subscriber and/or user* with:

a)                 access to the licensee’s telecommunications network;

b)                 connections using the data communication network, except for connections for voice transmission;

c)                  access to data communication services provided by other operators, whose data communication networks interoperate with the licensee’s telecommunications network.

5.                  The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

142344

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6.                  When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s data communication network to the public telecommunications network, connection to the licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.                  This license was granted based on the results of public tenders held in the form of electronic auction No. 2/2015 for the right to obtain licenses for activities related to provision of telecommunications services.

7.1.        The licensee shall ensure the dynamics of deployment of the telecommunications network of LTE standard and its subsequent modifications within the territory specified in Clause 3 of this license in all settlements with a population of 10,000 and more** in accordance with the following time schedule:

Date	Territory of the Russian Federation, except for Moscow, Moscow Region, Republic of Crimea and Sevastopol (the number of constituent entities of the Russian Federation in percentage)
15.04.2017	at least 10%
15.04.2018	at least 25%
15.04.2019	at least 40%
15.04.2020	at least 65%
15.04.2021	at least 85%
15.04.2022	at least 95%
15.04.2023	at least 99.9%

7.2.        The licensee shall commence provision of telecommunications services upon expiration of the term of licenses for activities related to provision of telecommunications services granted to owners of radio electronic equipment of MMDS standard in the radio-frequency bandwidth 2595-2620 MHz (subject to the requirements of Clause 7.1.) in the following territories:

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10.           The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.           The licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

12.           The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to data communication services, except for data communication services for voice transmission, and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** The population shall be determined in accordance with the official information of the Federal State Statistics Service when the obligations related to the dynamics of deployment of the telecommunication network shall be fulfilled.

Item No.	Constituent entity of the Russian Federation	Settlement
1	Krasnodar Territory	Slavyansk-On-Kuban
2	Perm Territory	Perm
3	Stavropol Territory	Stavropol
4	Volgograd Region	Volgograd
5	Ivanovo Region	Kineshma
6	Omsk Region	Omsk
7	Samara Region	Syzran Tolyatti
8	Sverdlovsk Region	Urban district “Lesnoy City”
9	Ulyanovsk Region	Ulyanovsk
10	Khanty-Mansiysk Autonomous District - Yugra	Kogalym Surgut Langepas Khanty-Mansiysk

8.                  When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel, including:

use radio electronic equipment in the radio-frequency bandwidth 2615-2620 MHz, which should not cause harmful interference and require protection against interference from radio electronic equipment of LTE standard and its subsequent modifications, operating and planned to be used in the radio-frequency bandwidth 2620-2690 MHz;

ensure the electromagnetic compatibility of the radio electronic equipment used with radio electronic equipment operating in the radio-frequency bandwidth 2570-2595 MHz, on a parity basis, including synchronization of telecommunications networks preventing the occurrence of an unacceptable level of mutual interference.

9.                  The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

Total numbered, bound and sealed

5 (Five) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

Signature	I. Yu. Zavidnaya
Stamp
April 21, 2016

155314